Exhibit 99



              Heritage Financial Group Sets Initial Quarterly Cash
                        Dividend Rate at $0.05 Per Share


     ALBANY, Ga.--(BUSINESS WIRE)--Oct. 24, 2005--Heritage Financial Group (NASDAQ/NM: HBOS), the mid-tier holding company for HeritageBank of the South, today announced that its Board of Directors has declared an initial dividend payment of $0.05 per common share. The cash dividend will be paid on November 21, 2005, to stockholders of record as of November 3, 2005.
     "We are pleased to provide this dividend as a tangible benefit to our stockholders," said Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group. "We think investors today place greater emphasis on current income in making investment decisions, especially in light of recent tax law changes, and we are gratified that our current financial position allows us to pay a cash dividend at this time. We see it as an important part of our long-term effort to enhance stockholder value."
     Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Albany, Georgia, and surrounding Dougherty, Lee, Mitchell and Worth counties in Georgia through six full-service banking offices. Tracing its origin to 1955 as a credit union, HeritageBank of the South converted to a federally chartered savings bank in 2001 and, in 2005, became a Georgia-chartered savings bank. As of June 30, 2005, Heritage Financial Group reported total assets of approximately $368 million.
     On June 29, 2005, Heritage Financial Group completed its initial stock offering, selling 3,372,375 shares of common stock - representing a 30% interest in the Company - at $10.00 per share in a subscription offering. These shares began trading on the NASDAQ National Market on June 30, 2005. The remaining 70% of the shares of Heritage Financial Group continue to be owned by Heritage, MHC, a mutual holding company formed in 2002. For more information about Heritage Financial Group, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.
     Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.


     CONTACT: Corporate Communications, Inc.
              Patrick J. Watson, 615-254-3376